Exhibit 10.1
REAL ESTATE PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 6th day of October, 2008, by and between Michael R. Moore and Viola V. Moore, husband and wife, hereinafter referred to as “Seller”, and Capital Bank, hereinafter referred to as “Purchaser”.

In consideration of the mutual promises herein contained, the Purchaser agrees to purchase and the Seller agrees to sell, according to the terms and conditions of this Agreement, the residential real estate now owned by the Seller and located at 16 Old Coach Road, Bowling Green, Wood County, Ohio 43402.

The purchase price shall be $345,000.00 payable in full at closing. Closing to be on October 15, 2008, at the law offices of Marsh and Marsh, 249 South Main Street, Bowling Green, Ohio.

Purchaser acknowledges inspection of the premises, knows the condition thereof and is purchasing the premises and fixtures in an “as is” condition based upon said personal inspection and not in reliance upon any statements or representations.

It is further agreed that Seller shall, at Seller’s expense, furnish a Guaranteed Certificate of Title following closing. Closing shall take place on a commitment therefor, which shall be payable by the Purchaser. The title evidence shall be currently dated, shall bear a stated liability equal to the purchase price of the property, and shall be made by a responsible title insurance company showing the premises to be in the name of the Seller, free and clear from all material defects and encumbrances.

Possession shall be given Purchaser on date of closing.

All taxes and assessments shall be pro-rated according to the Wood County method to the date of closing. In pro-rating taxes and assessments, the latest available tax duplicate shall be used.

At time of closing, Seller shall convey to Purchaser a marketable title in fee simple to the premises by transferable and recordable general warranty deed, with proper release of dower, if any, free and clear of all liens, and encumbrances except taxes and assessments due and payable after date of closing.

This Agreement shall be binding upon Purchaser and Seller, and their respective heirs, executors, administrators, successors and assigns.

This Agreement shall be governed by the laws of the State of Ohio.

/s/ Michael R. Moore
Michael R. Moore – Seller

/s/ Viola V. Moore
Viola V. Moore – Seller

CAPITAL BANK– Purchaser

By: /s/ Teresa White
Teresa White
Sr. Vice President and Human Resources Director